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                                                                    EXHIBIT 99.1

                           EXSORBET INDUSTRIES, INC.
                         4294 LAKELAND DRIVE, SUITE 200
                               JACKSON, MS 39208
                              PHONE (601) 936-6633


Contact:         Exsorbet Industries, Inc.
                 Dr. Ed Schrader
                 President
                 (601) 974-1342

                 Charles E. Chunn, Jr.
                 Executive Vice President, CFO
                 (501) 452-1987

                 Ed Penick, Jr.
                 Vice President
                 (501) 664-7745

FOR IMMEDIATE RELEASE

               EXSORBET INDUSTRIES, INC. ANNOUNCES ACQUISITION OF
                  7-7, INC SPECIALIZED ENVIRONMENTAL SERVICES

         Jackson, MS--Monday, September 30, 1996--Exsorbet Industries, Inc. (NASDAQ: Small Cap: EXSO) today announced the acquisition of 7-7, Inc. Specialized Environmental Services. The company was acquired through a combination of cash and Exsorbet common stock for all of the outstanding shares of 7-7, Inc. The deal is structured around an "earn out" arrangement according to 7-7's future profitability.

         7-7, Inc. will be treated as a purchase by Exsorbet. For the fiscal year ending 11-30-95, 7-7, Inc. reported approximately $18 million in gross sales. Through the first nine months of 1996, revenues were in excess of $10 million. Total assets for the company as of August 31, 1996 were $9,230,000. Current estimated backlog of contracts for 7-7, Inc. exceeds $12 million. 7-7, Inc. had a net loss of $1.1 Million for the first nine months of the current fiscal year due to the start up cost associated with its Liquiefication Process plant. This loss is not expected to recur as the plant becomes fully operational. 7-7, Inc. employs 160 people.

         Founded in 1978, 7-7, Inc. is located in Wooster, Ohio. The company offers a wide range of environmental services including remediation, emergency response, barge cleaning, industrial maintenance and hazardous waste recycling. The firm has developed a Liquiefication Process that recycles into a commercial product hazardous coal tar and petroleum tar sludges. The Liquiefication Process has broad applications for the steel industry, petroleum and chemical refineries, utility power plants, wood treatment facilities, and EPA Superfund sites.
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         Through this process, tar waste sludges are transformed (either on site or off site) into viable feedstocks, such as high-BTU fuel stock and various grades of coal chemical feedstocks. Currently, 7-7 has three Liquiefication units, one of which is a permanent facility located in Cleveland with a capacity of up to 300 tons per day and two are mobile units with capacities of 100 to 150 tons each per day. These mobile units are used on specific projects.

         7-7, Inc. has recently entered into an agreement to utilize its technology in international opportunities. 7-7 has signed a joint venture with CEVA International to begin a project next month for the treatment of tar sludges in Hungary. The Hungarian project is projected to process approximately 40,000 tons of sludge for a total amount of approximately $6 million through 1997.

         Dr. Ed Schrader, President and CEO of Exsorbet Industries, said, "we are very pleased with the acquisition of 7-7. The potential for growth through expanding emergency response and industrial services into the Ohio River Valley offers us great opportunities. In addition, the patented Liquiefication Process, a highly technical process, provides significant savings for clients by reducing the cost of disposal over traditional methods such as landfills or incinerators. Also, to the benefit of our clients, it relieves the waste generator, remediation firm, and end user of the continuing liability associated with hazardous waste disposal."

         The key management personnel of 7-7 will remain with employment contracts and continue to operate the company. In addition, they will be instrumental in developing the interaction with existing Exsorbet subsidiaries. 7-7's emergency response division, which operates primarily in the Ohio River Valley, will benefit from networking with Larco, an Exsorbet subsidiary which is a leading emergency response responder in the Gulf Coast area, by extending the emergency response coverage of Exsorbet from the Gulf Coast to the Great Lakes. Likewise, 7-7's field remediation services will coordinate their activities with CESI, an Exsorbet subsidiary that provides comprehensive environmental remediation services.

         Cal Lowe, II, President of 7-7 commented "we are looking forward to the new and expanded opportunities our company will be able to offer with our merger with Exsorbet. We can assist each other in building what I believe will be a world class environmental firm with outstanding leadership in emergency response, industrial services and the liquiefication of coal tar sludges."

         Exsorbet Industries, Inc. is a full service environmental company specializing in state-of-the-art technical solutions for problems in site remediation, dewatering and pond solidification, hazardous waste cleanup material and service, bioremediation, environmental engineering and project management, industrial maintenance services, and twenty- four hour emergency response services.

         Subsidiaries of Exsorbet Industries, Inc. include Eco-Systems; Exsorbet Technical/SpilTech Services, Inc.; Consolidated Environmental Services, Inc.; Cierra, Inc.; LARCO Environmental Services, Inc.; and K. R. Industrial Service of Alabama, Inc. Offices are located in Jackson, MS; Fort Smith and Little Rock, AR; Mobile, Birmingham, and Double Springs, AL; Baton Rouge, Sulphur (Lake Charles), LA; Kansas City, MO; Tulsa, OK; Knoxville, TN; Dallas, Bridge City, Euless, and Houston, TX.